Aearo Reports First Quarter Sales Increase of 20.9%

INDIANAPOLIS, February 15, 2005 - Aearo Company I (the "Company"), one of the world's leading designers, manufacturers and marketers of a broad range of personal protective products, today announced that net sales for the three months ended December 31, 2004 increased 20.9% to $95.8 million from $79.2 million in the three months ended December 31, 2003. The increase in net sales was primarily driven by organic growth in the Safety Products and Specialty Composites segments and foreign currency translation. The weakness of the U.S. dollar favorably impacted net sales by $2.8 million.

Grossprofit for the three months ended December 31, 2004 increased 25.7% to $47.1 million from $37.4 million for the three months ended December 31, 2003. Gross profit as a percentage of net sales for the three months ended December 31, 2004 was 49.1% as compared to 47.3% for the three months ended December 31, 2003. The improvement in the gross profit percentage is primarily due to favorable product mix, productivity improvements and the impact of foreign currency translation.

Operating income for the three months ended December 31, 2004 increased 29.6% to $11.9 million from $9.1 million for the three months ended December 31, 2003. Operating income as a percentage of net sales for the three months ended
December 31, 2004 increased to 12.4% from 11.5% for the three months ended December 30, 2003.

Interest expense, net, for the three months ended December 31, 2004 decreased to $5.2 million from $5.5 million for the three months ended December 31, 2003. The decrease is due to lower weighted average interest rates under the Company's new credit facility and the 8.25% senior subordinated notes, partially offset by the increase in the level of the Company's debt.

Net income for the three months ended December 31, 2004 increased 73.6% to $5.0 million from $2.9 million for the three months ended December 31, 2003. Net income as a percentage of net sales for the three months ended December 31, 2004 increased to 5.2% from 3.6% for the three months ended December 30, 2003. The increase in net income is primarily attributed to improvement in sales and gross profit, as mentioned above, combined with controlled operating expenses that declined as a percentage of net sales.

Adjusted EBITDA, defined as earnings before interest, taxes, depreciation, amortization and other non-cash charges increased 38.8% to $15.8 million for the three months ended December 31, 2004 from $11.3 million in the three months ended December 31, 2003. A reconciliation of Adjusted EBITDA to income before provision for income taxes determined in accordance with accounting principals generally accepted in the United States of America ("GAAP") is set forth below. The increase in Adjusted EBITDA was primarily driven by organic growth in the Safety Products and Specialty Composites segments, productivity improvements, foreign currency translation and controlled operating expenses that declined as a percentage of net sales.

The Company uses Adjusted EBITDA, as defined above, a non-GAAP financial measure, as a management tool to measure and monitor financial performance and as part of the calculation of Company performance as stated in senior bank facility covenants. While the Company believes Adjusted EBITDA is a useful indicator of its ability to service debt, Adjusted EBITDA should not be considered as a substitute for net income (loss) determined in accordance with GAAP as an indicator of operating performance, or as an alternative to cash flow as a measure of liquidity. Investors should be aware that Adjusted EBITDA may not be comparable to similarly titled measures presented by other companies and comparisons could be misleading unless all companies and analysts calculate this measure in the same fashion. The Company believes that the most directly comparable financial measure to Adjusted EBITDA in accordance with GAAP is income before provision for income taxes. The following table provides a reconciliation of Adjusted EBITDA to income before provision for income taxes for the three months and nine months ended December 31, 2003 and 2004, respectively:





                                                     Three Months Ended
                                                        December 31,
                                               ----------------------------
                                                     2003           2004
                                               -----------     ------------
Adjusted EBITDA                               $    11,346    $     15,752

Depreciation                                        2,929           2,577
Amortization of intangibles                           108           1,318
Other non-cash charges (income), net                 (838)              2
Interest                                            5,466           5,241
                                              -----------    -------------
Income before provision for income taxes      $     3,681    $      6,614
                                              -----------    -------------


Othernon-cash charges are defined as extraordinary gains or losses, or gains or losses from sales of assets other than in the ordinary course of business.

The Company has scheduled a conference call to discuss its financial results on Wednesday, February 16, 2005 at 11:00 a.m. EST. The call in number is (800) 226-0630. A recording of the conference call will be available for 72 hours after the completion of the call. The recording can be accessed by dialing (800) 642-1687.

Headquartered in Indianapolis, Ind., Aearo Company (www.aearo.com) is a leading manufacturer and supplier of personal protective equipment and energy-absorbing products, including head and hearing protection devices, prescription and non-prescription eyewear, and eye/face protection devices for use in a wide variety of industrial and household applications.